Exhibit 10.2
GUARDANT HEALTH, INC.
ELIGIBLE DIRECTOR COMPENSATION PROGRAM
(AS ADOPTED ON APRIL 22, 2026, EFFECTIVE AS OF JUNE 17, 2026)

Eligible Directors (as defined below) on the board of directors (the “Board”) of Guardant Health, Inc. (the “Company”) shall be eligible to receive compensation as set forth in this Eligible Director Compensation Program (this “Program”). The compensation described in this Program shall be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”), who may be eligible to receive such compensation, unless such Eligible Director declines the receipt of such compensation by written notice to the Company.

This Program shall become effective upon the date set forth above (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 1 of this Program.
1.Cash Compensation
a.Annual Cash Retainers for Service as Eligible Director. Each Eligible Director will be paid a cash retainer of $60,000 per year. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
b.Additional Annual Cash Retainers for Service as Lead Independent Director, Committee Chair and Committee Member.
i.As of the Effective Date, each Eligible Director who serves as the Lead Independent Director, or chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Lead Independent Director:	$40,000
Audit Committee Chair:	$25,000
Member of Audit Committee:	$12,500
Compensation Committee Chair:	$20,000
Member of Compensation Committee:	$10,000
Nominating and Governance Committee Chair:	$15,000
Member of Nominating and Governance Committee:	$7,500
For clarity, each Eligible Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided that the Eligible Director who serves as the Lead Independent Director will receive the annual fee as an Eligible Director and the additional annual fee as the Lead Independent Director.
c.Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Eligible Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, an Eligible Director who has served as an Eligible

Director or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of calendar days during such Fiscal Quarter that such Eligible Director has served in the relevant capacities.
2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted a Restricted Stock Unit award with a value of $500,000 (an “Initial Award”). Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and each such award shall vest as to one third of the Shares subject to such award on the first, second and third anniversaries of such Election Date, , subject to continued service through the applicable vesting date.
c.Annual Awards. An Eligible Director who has served on the Board for at least six months as of the date of the annual meeting of the Company’s stockholders shall be granted, on such annual meeting date, a Restricted Stock Unit award with a value of $350,000 (the “Annual Awards”). Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date.
d.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Initial Award and/or Annual Award shall vest in full immediately prior to (i) such Eligible Director’s Termination of Service by the Company without Cause (as defined below) or due to his/her death or Disability (as defined below) or (ii) the occurrence of a Change in Control, in each case, to the extent outstanding at such time.
e.Provisions Applicable to Awards. The number of Shares subject to a Restricted Stock Unit award shall be determined by dividing the value by the Fair Market Value of the Company’s common stock on the applicable grant date.
3.Compensation Limits. No Eligible Director may be paid, issued or granted, in any calendar year, cash compensation and equity awards with an aggregate value greater than $475,000 (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles) and counted toward this limit for the calendar year in which it is granted), provided that, for the calendar year during which an Eligible Director is first elected to the Board, such limit will be increased to $712,500. Any cash compensation paid or equity awards granted to an individual for his or her services as an employee or a consultant to the Company (other than as an Eligible Director) or any cash compensation paid or equity awards granted to an individual prior to the Effective Date, in each case, will not count for purposes of the limitation under this Program.
4.Certain Defined Terms.

a.“Cause” means the occurrence of any one or more of the following events unless, to the extent capable of correction, the Eligible Director fully corrects the circumstances constituting Cause within 15 days after receipt of written notice thereof:
i.the Eligible Director’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Eligible Director’s incapacity due to physical or mental illness), after a written demand for performance is delivered to the Eligible Director by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Director has not performed his or her duties;
ii.the Eligible Director’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;
iii.the Eligible Director’s material misappropriation or embezzlement of the property of the Company or any of its affiliates;
iv.the Eligible Director’s commission of, including any entry by the Eligible Director of a guilty or no contest plea to, a felony (other than a traffic violation) or other crime involving moral turpitude, or the Eligible Director’s commission of unlawful harassment or discrimination;
v.the Eligible Director’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Eligible Director of his or her fiduciary duty to the Company, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company; or
vi.the Eligible Director’s material breach of the Eligible Director’s obligations under a written agreement between the Company and the Eligible Director.
b.“Disability” means a permanent and total disability under Section 22(e)(3) of the Code.
5.Expenses. The Company shall reimburse each Eligible Director for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof within a reasonable amount of time following submission by such Eligible Director of reasonable written substantiation for such expenses.
6.Section 409A. This Program and all cash compensation and equity awards paid or granted pursuant to this Program are intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder, or any state law equivalent (“Section 409A”) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an equity award or payment, or the settlement or deferral thereof, is subject to Section 409A, the equity award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A in order to avoid taxes or penalties under Section 409A. Each payment made pursuant to this Program shall be considered a separate payment for purposes of Section 409A. In no event will the Company reimburse an Eligible Director for any taxes imposed or other costs incurred as a result of Section 409A.
7.Revisions. The Board may amend, alter, suspend or terminate this Program at any time and for any reason. No amendment, alteration, suspension or termination of this Program shall materially impair the rights of an Eligible Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Eligible Director and the Company.